Exhibit 99.3

Accountants and Business Advisors

April 25, 2006

Board of Directors

National Presto Industries, Inc.

The following constitutes our report to you pursuant to Section 10A, paragraph (b) (2) of the Securities Exchange Act of 1934 (Section 10A Report) regarding National Presto Industries, Inc. (“National Presto” or the “Company”).

Background

In December 2005, pursuant to a court order, the Company filed a notice of registration under the Investment Company Act of 1940 (“Investment Company Act”) with the Securities and Exchange Commission (“SEC”). Because the Company did not believe it met the statutory definition of an investment company, it filed an application to deregister in January 2006. The SEC staff has not completed its review of the application for deregistration.

Following the Company’s registration under the Investment Company Act, Company’s counsel began discussions with the SEC staff to determine an acceptable method of preparing and filing the Company’s financial statements. On February 16, 2006, Grant Thornton LLP (“Grant Thornton” or “Grant”) became aware that the SEC staff had sent an email to the Company’s legal counsel on February 15, 2006, stating that the SEC would not object to the Company filing operating company financial statements presented on Form 10-K, provided that the filing included a pro forma footnote containing the information required under the Investment Company Act. The email also stated that the dialog between the SEC staff, the Company and its legal counsel would continue.

The Company’s Representations Regarding its Form 10-K Filing

In early March 2006, the Company stated to Grant that the Company believed based on discussions with its legal counsel that the SEC would accept operating company statements without a pro forma footnote containing the investment company information. Company’s counsel provided verbal and written representations to the Company, acknowledging Grant’s reliance on such representations, that based on conversations with the SEC staff, the staff would not object to the Company’s filing its operating statements on Form 10-K without a pro forma footnote containing the investment company information.

200 S. 6th Street

500 US Bank Plaza N

Minneapolis MN 55402

T 612.332.0001

F 612.332.8361

W www.grantthornton.com

Grant Thornton LLP

US member of Grant Thornton International

Board of Directors

April 25, 2006

Audit Committee’s Representation that the Form 10-K Filing is not an Illegal Act

During an Audit Committee meeting held on March 10, 2006, Grant’s engagement team discussed with the Company’s Audit Committee and management the Company’s intention to file operating company financial statements on Form 10-K without any investment company financial statements and whether filing in such a manner could be construed as an illegal act under Section 10A.1 Based on those discussions, management recommended and the Audit Committee concurred that it would be appropriate for the Company to file the 2005 operating company statements without including a pro forma footnote containing the investment company information. The Audit Committee communicated to us that they believed that the Company should file its financial statements in such a manner, and that based on the information presented by the Company, such filings would not be deemed an illegal act under Section 10A.

The Staff’s Reaction to the Company’s Form 10-K Filing

On March 15, 2006, the Company filed with the Commission financial statements prepared on a basis consistent with the requirements under Form 10-K of the Securities Exchange Act of 1934 (“1934 Act”) without a pro forma footnote containing the investment company information.

On March 28, 2006, the staff of the SEC wrote a letter to Grant stating that they had informed the Company that they believed that the Form 10-K filed by the Company did not satisfy its requirements under the federal securities laws, including its obligation to report its financial statements as an investment company. The staff further stated that the Form 10-K disclosure was materially inaccurate and misleading to investors. In correspondence from the staff to Company’s counsel on April 11, 2006, the staff stated:

It was and remains misleading to suggest that the staff would not object to the Company filing financial statements and related information as an operating company rather than as an investment company. As a registered investment company, the Company is obligated to present its financial statements in accordance with Article 6 of Regulation S-X.

On April 12, 2006, we communicated to the Company and the Audit Committee that our audit opinion on the financial statements as of and for the three years ended December 31, 2005, and our opinion on the Company’s internal control over financial reporting as of December 31, 2005, included in National Presto’s Form 10-K can no longer be relied upon.

__________________________
1         Illegal act is defined as “an act or omission that violates any law, or any rule or regulation having the force of law.” Section 10A (f) of the Securities Exchange Act of 1934.

Board of Directors

April 25, 2006

The Company’s Form 8-K Disclosure

Pursuant to its obligations under Item 4 of Form 8-K, the Company issued a Form 8-K on April 19, 2006, to notify the public of Grant’s notice of non-reliance on its opinions. As stated in a letter to the Company on April 21, 2006, Grant Thornton disagrees with the Company’s characterization of the reasons for Grant’s notice of non-reliance included in that Form 8-K. Our notice of non-reliance was based on the fact that, as outlined herein, certain information had not previously been provided to us and representations that had been made to us were not accurate.

In the press release attached to the Company’s Form 8-K issued on April 19, the Company stated that it intends to continue to provide the investment community with operating financial information prepared in a fashion that is consistent with its historical filings. The Company further stated that “. . . the investment company accounting rules are not applicable to an operating company like Presto . . .” Grant Thornton has concluded, based on the Company’s Form 8-K filing, that the Company is not taking timely and appropriate actions to remedy the Form 10-K filing, which the SEC staff has deemed misleading, nor to present its financial statements in accordance with Article 6 of Regulation S-X, as the SEC staff has stated that it should.

Conclusion

For the foregoing reasons, certain of the Company’s acts may have been illegal. Those acts, as summarized herein, had a material effect on National Presto’s financial statements. Moreover, the Company has failed to take timely and appropriate remedial actions with respect to these matters. Because of the matters leading to the withdrawal of our opinions, the disagreements with the Company’s statements in the Form 8-K filed on April 19, 2006 and because of this failure to take timely and appropriate remedial actions, we have decided to resign as the Company’s independent registered public accounting firm. Under separate cover, you will receive written notice of our resignation.

As you should also be aware, an issuer whose board of directors receives a report under paragraph (b) (2) of Section 10A “. . . shall inform the Commission by notice not later than 1 business day after receipt of such report and shall furnish the registered accounting firm making such report with a copy of the notice furnished to the Commission.” We therefore expect to receive a copy of your notice to the Commission no later than Wednesday, April 26, 2006. Should you fail to provide us with a copy of your notice, in accordance with Section 10A, we will furnish the Commission with a copy of this Section 10A Report no later than Thursday, April 27, 2006.

Sincerely,